Exhibit 10.3

MASTER PURCHASE AGREEMENT

Cumberland DRW LLC, a Delaware limited liability company (“Cumberland”) and the Counterparty identified below (“Counterparty” and, together with Cumberland, the “Parties” and each a “Party”) are entering into this Master Purchase Agreement as of the date set forth below.

By signing below, Counterparty agrees to be bound by this Master Purchase Agreement, including the attached Terms of Business (Appendix I), the attached Settlement Terms (Appendix II) and the attached Supplemental Terms (Appendix III) (each of which Counterparty hereby acknowledges receiving), which are incorporated by reference herein, and represents that all information provided below is accurate and complete.

BY SIGNING BELOW, COUNTERPARTY ACKNOWLEDGES THAT THIS MASTER PURCHASE AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN SECTION 5.5 OF THE TERMS OF BUSINESS AND THAT COUNTERPARTY HAS RECEIVED, READ, UNDERSTOOD, AND AGREED TO THE TERMS THEREOF.

The individual signing below represents and warrants to Cumberland that he or she is duly authorized and has legal capacity to execute and deliver this Master Purchase Agreement.

Counterparty Name:	Hashdex Nasdaq Crypto Index US ETF

Signature:	/s/ Bruno Sousa

Name:	Bruno Sousa

Title:	Director

Date:	7/16/2025

Counterparty Address for Notices:

Rua Ataulfo de Paiva 1120, Leblon, Rio de Janeiro, Rio de Janeiro CEP: 22.440-035, Rio de Janeiro, Rio de Janeiro, Brazil, 22.440-035

Attention: Diogo Bezerra

Email: compliance@hashdex.com

Jurisdiction in which Counterparty was organized/formed (if applicable): United States, Delaware

Counterparty type of entity (corporation, limited liability company, etc.) (if applicable): Trust

ACKNOWLEDGED AND AGREED: CUMBERLAND DRW LLC

By:	/s/ Chris Zuehlke
Name:	Chris Zuehlke
Title:	Manager

Note: To enable expedient execution, Cumberland has signed this Master Purchase Agreement. Any modifications or amendments to this Master Purchase Agreement will render this Master Purchase Agreement and Cumberland’s signature null and void.

APPENDIX I
TERMS OF BUSINESS

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Section 1.1:

“Affiliate” shall mean any entity controlling, controlled by or under common control with a Party.

“Applicable Law” shall mean all applicable constitutions, statutes, regulations, rules, judgments, orders, judicial decisions, decrees, rulings, charges, ordinances, and other requirements of any government, governmental agency, or court.

“Applicable Pricing Source” shall mean the index, exchange, cryptoasset pricing service, or other pricing source or methodology to be mutually agreed between the Parties, provided, however, that if such index, exchange, cryptoasset pricing service or other pricing source or methodology (i) is unavailable at a relevant time for purposes of determining the Reference Price, or (ii) reflects a price for the relevant cryptoasset at a relevant time for purposes of determining the Reference Price, that Cumberland reasonably determines is an obvious error (i.e., the reflected price is substantially inconsistent with current trading patterns such that Cumberland reasonably determines the such price to be a manifest error), then any index, exchange, cryptoasset pricing service, or other pricing source or methodology as selected in good faith by Cumberland.

“Agreement” shall mean, collectively, this Master Purchase Agreement completed and executed by Counterparty, including these Terms of Business, the Settlement Terms set forth as Appendix II and the Supplemental Terms set forth as Appendix III.

“Business Day” shall mean any day which is not a Saturday or Sunday or a bank holiday in the United States.

“Continuously-Calculated TWAP” shall mean a continuous average of the Reference Price over the Pricing Period as calculated by Cumberland using its proprietary averaging methodology.

“Counterparty Purchased Cryptoassets” shall mean, with respect to a transaction in which Cumberland is selling cryptoassets to Counterparty, the number of units of such cryptoasset to be sold.

“Counterparty Purchase Price” shall mean, with respect to a transaction in which Cumberland is selling cryptoassets to Counterparty, the price to be paid by Counterparty to Cumberland for the relevant Counterparty Purchased Cryptoassets, which purchase price may be denominated in a fiat currency or another cryptoasset.

“Counterparty Wallet” shall mean the applicable location, wallet, address, account or storage device designated by Counterparty for delivery or receipt of cryptoassets hereunder.

“Cumberland Discount” shall mean the discount from the Reference Price at which Cumberland shall purchase the relevant cryptoasset from Counterparty via a TWAP Trade.

“Cumberland Premium” shall mean the premium to the Reference Price at which Cumberland shall sell the cryptoasset to Counterparty via a TWAP Trade.

“Cumberland Purchased Cryptoassets” shall mean, with respect to a transaction in which Cumberland is purchasing cryptoassets from Counterparty, the number of units of such cryptoasset to be purchased.

“Cumberland Purchase Price” shall mean, with respect to a transaction in which Cumberland is purchasing cryptoassets from Counterparty, the price to be paid by Cumberland to Counterparty for the relevant Cumberland Purchased Cryptoassets, which purchase price may be denominated in a fiat currency or another cryptoasset.

“Cumberland Wallet” shall mean the applicable location, wallet, address, account or storage device designated by Cumberland for delivery of cryptoassets.

“Interval-Calculated TWAP” shall mean the sum of all Reference Prices at applicable Pricing Intervals during the Pricing Period, divided by the total number of Pricing Intervals in the Pricing Period.

“Non-U.S. Bank” shall mean an organization that (i) is organized under the laws of a country other than the United States, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the United States branches or agencies of a non-U.S. bank.

“Non-U.S. Shell Bank” shall mean a Non-U.S. Bank without a Physical Presence in any country, but does not include a regulated affiliate.

“OFAC” shall mean the United States Office of Foreign Assets Control. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/offices/enforcement/ofac/.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, trust, estate or other entity, either individually or collectively.

“Physical Presence” shall mean a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank

(i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

“Pricing Interval” shall mean the interval of time during the Pricing Period at which Cumberland shall measure or otherwise determine the Reference Price in calculating an Interval-Calculated TWAP.

“Pricing Period” shall mean the aggregate period of time over which the Time-Weighted Average Price shall be calculated.

“Reference Price” shall mean the price per unit of the relevant cryptoasset in U.S. Dollars as reflected by the Applicable Pricing Source at a given time, as determined by Cumberland.

“Time-Weighted Average Price” shall mean either (i) an Interval-Calculated TWAP, or (ii) a Continuously-Calculated TWAP, in each case as calculated by Cumberland in its reasonable discretion.

“Trading System” shall mean Cumberland’s proprietary electronic trading system.

“TWAP Trade” shall mean a transaction that is priced by reference to a Time-Weighted Average Price.

“TWAP Trade Quantity” shall mean the total number of units of the relevant cryptoasset to be bought or sold by Counterparty via a TWAP Trade.

ARTICLE 2

SALE AND PURCHASE OF CRYPTOASSETS

Section 2.1 Trading Procedures. During the term of this Agreement and at such times as mutually agreed by the Parties, the Parties may effect transactions in cryptoassets in accordance with the procedures set forth in this Section 2.1 of Appendix I, except that the procedures by which the Parties may effect TWAP Trades are set forth in Section 2.2 of this Appendix I, and the procedures by which the Parties may effect cryptoasset transactions via the Trading System are set forth in Addendum A to this Appendix I.

(a) Counterparty may submit to Cumberland, via electronic and/or telephonic communication, a request to purchase or sell a specified cryptoasset (a “Trade Request”) on either a spot or forward basis.

(b) Upon receipt of a Trade Request, Cumberland may provide to Counterparty, via electronic and/or telephonic communication, a price (which may be denominated in a fiat currency or another cryptoasset) at which it is willing to sell or purchase (as the case may be) a specified quantity of such cryptoasset (a “Cumberland Quote”).

(c) Counterparty must accept a Cumberland Quote by electronic and/or telephonic communication within ten (10) seconds of the time the electronic communication is sent or the time of the telephonic communication (the “Acceptance Window”); provided, however, that Cumberland may withdraw a Cumberland Quote by electronic or telephonic communication at any time prior to Counterparty accepting such Cumberland Quote or the expiry of the Acceptance Window.

(d) If Counterparty accepts the Cumberland Quote within the Acceptance Window, a binding transaction will be deemed to have been executed at the time of acceptance (the “Time of Acceptance”), on the terms set forth in the Cumberland Quote (a “Completed Trade”)

(e) If the Cumberland Quote is not accepted within the Acceptance Window, the Cumberland Quote shall be deemed to be rejected and expire and no transaction shall be effected in respect of such Cumberland Quote.

(f) Notwithstanding Sections 2.1(a) – (d) above, to the extent that Counterparty requests Cumberland Quotes, or receives Cumberland Quotes, through a third-party platform or provider of any sort (a “Third- Party Quote Provider”) and not directly from Cumberland, then Counterparty may, in response to such Cumberland Quote, request, through the Third- Party Quote Provider, to transact with Cumberland on the basis of such Cumberland Quote. If Cumberland accepts such request to transact, a Completed Trade will be deemed to have been executed at the Time of Acceptance by Cumberland.

(g) If Cumberland determines that a Cumberland Quote contained an obvious error with respect to the prices or amounts set forth therein (i.e., execution of a Completed Trade at a price or quantity that is substantially inconsistent with current trading patterns such that Cumberland reasonably determines the price or quantity to be a manifest error), then Cumberland shall have the right to cancel the Completed Trade based upon such Cumberland Quote by delivering notice by any electronic means to Counterparty within two (2) minutes after the Time of Acceptance by Counterparty or Cumberland, as applicable.

Section 2.2 TWAP Trade Execution. TWAP Trades may be effected between the Parties pursuant to the following procedures:

(a) The Parties may execute a TWAP Trade by agreeing in writing to the following terms:

(i) the cryptoasset to be bought/sold by Counterparty;

(ii) whether Counterparty will buy or sell the cryptoasset;

(iii) the TWAP Trade Quantity;

(iv) the Applicable Pricing Source;

(v) the Cumberland Discount or Cumberland Premium (as applicable);

(vi) whether the Time-Weighted Average Price will be an Interval-Calculated TWAP or a Continuously-Calculated TWAP, and if an Interval-Calculated TWAP is to be used, the Pricing Interval;

(vii) the Pricing Period; and

(viii) either (A) a Counterparty Delivery Time, which shall apply to such TWAP Trade and supersede clauses (i) through (iv) of the definition of Counterparty Delivery Time set forth in Appendix II, or (B) that the TWAP Trade will be subject to net settlement pursuant to Paragraph (c) of Appendix II (in which case clause (v) of the definition of Counterparty Delivery Time in Appendix II shall apply).

(b) A Completed Trade shall be deemed to have been executed when the Parties have agreed upon all of the foregoing terms in writing.

(c) If Counterparty is selling cryptoassets, the Cumberland Purchase Price shall be a notional value as calculated by Cumberland in its reasonable discretion and expressed in U.S. Dollars equal to:

(i) the TWAP Trade Quantity, multiplied by

(ii) the product of (A) the Time-Weighted Average Price for such TWAP Trade, multiplied by (B) one minus the Cumberland Discount.

(d) If Counterparty is purchasing cryptoassets, the Counterparty Purchase Price shall be a notional value as calculated by Cumberland in its reasonable discretion and expressed in U.S. Dollars equal to:

(i) the TWAP Trade Quantity, multiplied by

(ii) the product of (A) the Time-Weighted Average Price for such TWAP Trade, multiplied by (B) one plus the Cumberland Premium.

Section 2.3 Trade Summary. Following the execution of a Completed Trade, Cumberland shall send to Counterparty a summary of the terms of such Completed Trade.

(a) Such summary for a Completed Trade that is not a TWAP Trade will include: (i) the type of cryptoassets to be purchased or sold; (ii) whether Cumberland is selling or purchasing the relevant cryptoassets; (iii) the Counterparty Delivery Time, if the Completed Trade is a forward trade; (iv) where Cumberland is selling the relevant cryptoassets, the Counterparty Purchased Cryptoassets and the Counterparty Purchase Price; and (v) where Cumberland is purchasing the relevant cryptoassets, the Cumberland Purchased Cryptoassets and the Cumberland Purchase Price.

(b) Such summary for a Completed Trade that is a TWAP Trade, will include the terms agreed upon by the Parties pursuant to Section 2.2(a) of this Appendix I above.

(c) The Parties acknowledge and agree that (i) the failure of Cumberland to send a summary of the terms of a Completed Trade shall not (A) affect the validity of a Completed Trade or (B) constitute an Event of Default under Section 4.1 of this Appendix I, and (ii) in the event of any discrepancy between any such summary and the terms of this Agreement (including the Counterparty Delivery Time and other settlement terms set forth in Appendix II), the terms of this Agreement shall prevail.

Section 2.4 Purchase and Sale. For each Completed Trade, Counterparty or Cumberland, as the case may be, will sell, transfer and deliver, and the other Party will purchase, all right, title and interest in and to the Cumberland Purchased Cryptoassets or the Counterparty Purchased Cryptoassets, respectively, in accordance with the Settlement Terms set forth in Appendix II.

Section 2.5 Term. This Agreement shall remain in effect until terminated in writing by either Party; provided, however, that any termination shall not affect the Parties’ rights or obligations with respect to any Completed Trades entered into prior to such termination. Sections 2.6 and 2.7 of Appendix I, Article 5 of Appendix I, Section 12 of Addendum A to Appendix I, and Paragraph (d) of Appendix II shall survive termination of this Agreement.

Section 2.6 Data. With respect to any Cumberland Quote, market data or other data or information that Cumberland provides (either directly or through a Third-Party Quote Provider or other third-party) to Counterparty, Counterparty agrees that such Cumberland Quote, data or information is proprietary to Cumberland or its licensors, and Counterparty will not (i) distribute, retransmit, display or otherwise disclose or make available such Cumberland Quote, market data or other data or information to third parties except as required by Applicable Law, nor (ii) enhance, alter or make derivative works from such Cumberland Quote, market data or other data or information, or combine such Cumberland Quote, market data or other data or information with any other information without the prior written consent of Cumberland.

Section 2.7 Third-Party Quote Providers. To the extent that Counterparty requests Cumberland Quotes, or receives Cumberland Quotes, through a Third-Party Quote Provider, Counterparty (i) agrees that Cumberland shall have no liability or responsibility whatsoever for any acts or omissions of any such Third-Party Quote Provider, (ii) agrees to hold Cumberland, its Affiliates and their respective officers, managers, employees, agents and contractors (the “Cumberland Parties”) harmless from, and indemnify them against, any losses, costs, expenses, claims, or damages of any sort (“Losses”) suffered as a result of the acts or omissions of any Third-Party Quote Provider, and (iii) covenants not to sue any Cumberland Party in connection with any Losses suffered or claimed as the result of the act or omission of any Third-Party Quote Provider.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Cumberland Representations and Warranties. Cumberland represents and warrants to Counterparty as follows, which representations and warranties shall be deemed to be continuing during the term of this Agreement:

(a) Cumberland is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Cumberland has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Cumberland of this Agreement, the performance by Cumberland of its obligations hereunder and the consummation by Cumberland of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Cumberland.

(b) This Agreement has been duly executed and delivered by Cumberland and (assuming due authorization, execution and delivery by Counterparty) constitutes a valid and legally binding obligation of Cumberland, enforceable against Cumberland in accordance with its terms, except as limited by applicable bankruptcy, liquidation, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally.

(c) Neither the execution and delivery of this Agreement, nor the execution or consummation of the transactions contemplated hereby, does or will violate any statute, regulation, rule, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Cumberland is subject or conflict with, violate or constitute a default under any agreement, debt or other instrument to which Cumberland is a party.

(d) None of Cumberland, any Person who controls Cumberland, nor any direct or indirect owner of Cumberland: (i) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time; (ii) is a Non-U.S. Shell Bank; or (iii) resides in or transfers funds from or through an account in Cuba, Iran, North Korea, or in any other country or territory included on a list of prohibited jurisdictions provided in writing by Cumberland to Counterparty.

(e) With respect to any cryptoassets that Cumberland sells, transfers and/or delivers to Counterparty hereunder, Cumberland is the lawful owner of such cryptoassets with good and marketable title thereto, and Cumberland has the absolute right to sell, assign, convey, transfer and deliver such cryptoassets. Such cryptoassets are free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

(f) Cumberland is the sole owner of all cryptoassets in each Cumberland Wallet, and no Person, other than Cumberland, has any right, title, or interest in any such cryptoassets. Each Cumberland Wallet is controlled by, and operated solely for the benefit of, Cumberland.

(g) With respect to any fiat currency that Cumberland transfers and/or delivers to Counterparty hereunder, Cumberland is the lawful owner of such fiat currency and Cumberland has the absolute right to transfer and/or deliver such fiat currency to Counterparty. Such fiat currency is free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

(h) Cumberland is engaging in transactions under this Agreement on a principal basis for its own account. Cumberland is not engaging in transactions under this Agreement as a broker, agent or other similar capacity on behalf of a third party.

Section 3.2 Counterparty Representations and Warranties. Counterparty hereby represents and warrants to Cumberland as follows, which representations and warranties shall be deemed to be continuing during the term of this Agreement:

(a) The information relating to Counterparty set forth on the cover page of this Master Purchase Agreement, the information provided by Counterparty relating to the Counterparty Bank Account, and any other information provided by Counterparty to Cumberland in connection with Cumberland’s onboarding procedures or periodic KYC/AML requests is, in each case, true and complete in all respects, except to the extent that Counterparty has provided prompt notice of any change to Cumberland.

(b) If Counterparty is not a natural person, Counterparty is validly existing and in good standing under the laws of the jurisdiction in which it was formed. Counterparty has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. If Counterparty is not a natural person, the execution and delivery by Counterparty of this Agreement, the performance by Counterparty of its obligations hereunder and the consummation by Counterparty of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Counterparty.

(c) This Agreement has been duly executed and delivered by Counterparty and (assuming due authorization, execution and delivery by Cumberland) constitutes a valid and legally binding obligation of Counterparty, enforceable against Counterparty in accordance with its terms, except as limited by applicable bankruptcy, liquidation, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally.

(d) Neither the execution and delivery of this Agreement, nor the execution or consummation of the transactions contemplated hereby, does or will violate any statute, regulation, rule, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Counterparty is subject or conflict with, violate or constitute a default under any agreement, debt or other instrument to which Counterparty is a party.

(e) None of Counterparty, any Person who controls Counterparty if Counterparty is not a natural person, nor any direct or indirect owner of Counterparty: (i) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time; (ii) is a Non- U.S. Shell Bank; or (iii) resides in or transfers funds from or through an account in Cuba, Iran, North Korea, or in any other country or territory included on a list of prohibited jurisdictions provided in writing by Cumberland to Counterparty.

(f) With respect to any cryptoassets that Counterparty sells, transfers and/or delivers to Cumberland hereunder, Counterparty is the lawful owner of such cryptoassets with good and marketable title thereto, and Counterparty has the absolute right to sell, assign, convey, transfer and deliver such cryptoassets. Such cryptoassets are free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

(g) Counterparty is the sole owner of all cryptoassets in each Counterparty Wallet, and no Person, other than Counterparty, has any right, title or interest in any such cryptoassets. Each Counterparty Wallet is controlled by, and operated solely for the benefit of, Counterparty.

(h) With respect to any fiat currency that Counterparty transfers and/or delivers to Cumberland hereunder, Counterparty is the lawful owner of such fiat currency and Counterparty has the absolute right to transfer and/or deliver such fiat currency to Cumberland. Such fiat currency is free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

(i) Counterparty is engaging in transactions under this Agreement on a principal basis for its own account. Counterparty is not engaging in transactions under this Agreement as a broker, agent or other similar capacity on behalf of a third party.

(j) No agent, broker, finder or other third party acting on behalf of Counterparty is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee from Cumberland in connection with the transactions contemplated by this Agreement.

Section 3.3 Acknowledgments. Each Party agrees, understands and acknowledges that:

(a) The other Party is not providing and will not provide any fiduciary, advisory, exchange or other similar services to such Party or any Person related to or affiliated with such Party, or in connection with any transaction subject to this Agreement.

(b) Such Party is solely responsible for any decision to enter into a transaction subject to this Agreement, including the evaluation of any and all risks related to any such transaction.

(c) In entering into any transaction subject to this Agreement, such Party has not relied on any statement or other representation of the other Party other than as expressly set forth herein.

ARTICLE 4

EVENTS OF DEFAULT

Section 4.1 Events of Default. Each of the following shall be deemed an “Event of Default” by a Party:

(a) such Party fails to comply with any provision of, or perform any obligation under, this Agreement, including an obligation to deliver to the other Party the Counterparty Purchase Price, Counterparty Purchased Cryptoassets, Cumberland Purchase Price, or Cumberland Purchased Cryptoassets, as the case may be, in connection with any Completed Trade in accordance with the Settlement Terms set forth on Appendix II;

(b) any representation or warranty made by such Party is not or ceases to be true or correct in any material respect;

(c) such Party has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted and either (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief of the making of an order for its winding-up or liquidation, or (ii) is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days of the institution or presentation thereof;

(d) such Party states that it is unable to pay its debts upon maturation;

(e) any regulatory authority with jurisdiction over such Party suspends the conduct of such Party’s usual business or revokes any material authorizations, memberships, licenses or other similar approvals, in each case, in any manner that would reasonably be expected to adversely affect the performance of such Party’s obligations under this Agreement; or

(f) an Event of Default, Potential Event of Default or Termination Event (as defined in the applicable ISDA Master Agreement) has occurred and is continuing with respect to such Party under any ISDA Master Agreement between (i) Cumberland or any of its Affiliates, on the one hand, and

(ii) Counterparty or any of its Affiliates, on the other hand.

Section 4.2 Cumberland Remedies. Upon the occurrence of an Event of Default by Counterparty, Cumberland shall have the right, in its sole discretion, to take any of the following actions:

(a) Cancel and terminate any Completed Trade that has not yet settled and require Counterparty to pay Cumberland an amount reasonably determined by Cumberland to compensate it for any and all losses, costs, expenses, and fees incurred in connection with such cancelled trade, including any loss of bargain, cost of funding, or loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position.

(b) Set off and net any obligations of Cumberland to Counterparty against any obligations of Counterparty to Cumberland;

(c) Terminate any or all of Cumberland’s obligations for future performance to Counterparty; and

(d) Take such other actions as Cumberland, in its sole discretion, deems necessary or appropriate for its protection, all without notice or advertisement.

Section 4.3 Counterparty Remedies. Upon the occurrence of an Event of Default by Cumberland, Counterparty shall have the right, in its sole discretion, to seek all such remedies available to Counterparty in law or equity as Counterparty deems necessary or appropriate for its protection, all without notice or advertisement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Amendments; Waivers. Counterparty agrees that Cumberland may amend the provisions of this Agreement at any time upon fifteen (15) days’ notice to Counterparty. Counterparty acknowledges and agrees that by continuing to trade with Cumberland after such notice period, Counterparty accepts any such amendments to this Agreement, provided, however, that such amendments shall not affect the Parties’ obligations with respect to any Completed Trades entered into prior to such amendments unless expressly agreed to by both Parties in writing. This Agreement may not be otherwise amended without the prior written consent of Cumberland. No consent with respect to any action or omission by a Party shall operate as a consent to, waiver of, or estoppel with respect to, any other or subsequent action or omission. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or at equity.

Section 5.2 Assignment; Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, and permitted assigns. Counterparty may not assign or delegate its rights or obligations hereunder without the prior written consent of Cumberland, which may be withheld in Cumberland’s sole discretion. Cumberland may not assign or delegate its rights or obligations hereunder without the prior written consent of Counterparty, except that no such consent shall be required in connection with an assignment or delegation by Cumberland to any Affiliate of Cumberland.

Section 5.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 5.4 Descriptive Headings and Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless otherwise indicated, references to Sections herein are references to Sections of this Agreement.

Section 5.5 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Subject to Section 5.5(b), each Party hereby agrees that (i) any and all litigation arising out of this Agreement shall be conducted only in state or federal courts located in the State of Illinois, and (ii) such courts shall have the exclusive jurisdiction to hear and decide such matters. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(b) Notwithstanding anything to the contrary contained in Section 5.5(a), Counterparty hereby agrees that Cumberland shall have the right to elect to arbitrate and compel arbitration of any dispute hereunder through final and binding arbitration before JAMS (or its successor) (“JAMS”). Cumberland may commence the arbitration process by filing a written demand for arbitration with JAMS, with a copy to Counterparty; provided, however, that either Party may, without inconsistency with this arbitration provision, apply to any court in accordance with Section 5.5(a) and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any arbitration to be conducted pursuant to this Section 5.5(b) will be conducted in Chicago, Illinois by one neutral arbitrator operating and appointed from the JAMS panel of neutrals in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction; provided, however, that the arbitration award shall not include factual findings or conclusions of law and no punitive damages shall be awarded. The fees and expenses of such arbitration shall be borne by the non-prevailing Party, as determined by such arbitration. The provisions of this Section 5.5(b) with respect to the arbitration conducted pursuant to this Section 5.5(b) before JAMS may be enforced by any court of competent jurisdiction, and the Parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered. The Parties agree that this Section 5.5(b) has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described herein, and that this Section 5.5(b) shall be grounds for dismissal of any court action commenced by any Party with respect to a dispute arising out of such matters, in the event Cumberland elects to compel arbitration. The Parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Applicable Law.

(c) Each Party irrevocably and unconditionally hereby submits to the personal jurisdiction of such courts described in Section 5.5(a) and/or JAMS arbitration described in Section 5.5(b) and waives any objection such Party may now or hereafter have to venue or that such courts and/or JAMS arbitration are inconvenient forums.

Section 5.6 Confidentiality. The Parties hereby agree to not disclose, and to otherwise keep confidential, the terms of this Agreement, the transactions contemplated hereby and any non-public information provided by the other Party in connection with the Parties’ respective onboarding procedures or periodic KYC/AML requests (“Confidential Information”). Notwithstanding the foregoing, each Party may disclose Confidential Information to its Representatives, provided that such Party shall (a) inform such Representatives of the confidential nature of the Confidential Information, (b) be responsible for any breach of this Section 5.6 by such Representatives, and (c) take such action, legal or otherwise, as may be reasonably necessary to cause them to comply with the terms and conditions of this Section 5.6. The term “Representative,” when used in reference to a Party, shall mean such Party’s directors, officers, members, employees, agents, Affiliates, professional advisers, independent (sub)contractors and financial institutions providing services to such Party in connection with any applicable anti-money laundering or compliance requirements. Notwithstanding the confidentiality obligations set forth in this Section 5.6, each Party may disclose Confidential Information in response to a request for information or documents from a regulatory, law enforcement, or other government agency or office; in response to legal process (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process); or if advised by legal counsel that such disclosure is required or compelled by Applicable Law. In the event of such a disclosure, the disclosing Party will use reasonable efforts to preserve the confidentiality of such information, including, if applicable and appropriate, requesting that such information be afforded confidential treatment pursuant to a protective order and/or be exempt from disclosure from the Freedom of Information Act, 5 U.S.C. § 552, or similar laws, rules, or regulations. Each Party hereby further agrees to not make any public announcement, public statement or advertisement relating to the relationship of the Parties or the fact that the Parties engaged in any transaction without the prior written consent of the other Party. The obligations set forth in this Section 5.6 shall survive the termination or expiration of this Agreement.

Section 5.7 Entire Agreement. This Agreement and each Completed Trade executed on or after the date hereof contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, among the Parties with respect thereto. Without limiting the generality of the foregoing, this Agreement supersedes and replaces in its entirety any Master Purchase Agreement (or similar purchase agreement relating to the purchase and sale of cryptoassets) previously entered into between the Parties.

Section 5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts taken together shall constitute one and the same binding and enforceable instrument. This Agreement may be executed via electronic signature (including, without limitation, via DocuSign) and delivered by email, portable document format (PDF) or other form of electronic transmission. The Parties agree that the method of electronic signature and delivery described herein is reliable and appropriate, and will amount to the legal equivalent of the Party’s handwritten signature.

Section 5.9 Notices, Consents, etc.

(a) Any notices, consents or other communications required or permitted to be sent or given hereunder by either of the Parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (iii) delivered by a recognized overnight courier service or (iv) sent via email, to the Parties, at the addresses as set forth below or at such other addresses as may be furnished in writing.

If to Cumberland, to:

Cumberland DRW LLC

540 West Madison Street, Suite 2500

Chicago, Illinois 60661

Attention: General Counsel

Email: GeneralCounsel@cumberland.io

If to Counterparty, to:

The address for notices set forth by Counterparty on the cover page of this Master Purchase Agreement executed by Counterparty.

(b) Date of service of such notice shall be (i) the date such notice is personally delivered or sent by email, (ii) three (3) Business Days after the date of mailing if sent by certified or registered mail, or (iii) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier.

Section 5.10 Authorized Persons. If Counterparty is not a natural person, Counterparty agrees that Cumberland may rely on, and Counterparty shall be bound by, any notice, Trade Request or other communication provided by any person that Cumberland reasonably believes is authorized by Counterparty to provide such notice, Trade Request or other communication, whether or not such person has actual authority to do so on behalf of Counterparty.

Section 5.11 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

ADDENDUM A to APPENDIX I

ELECTRONIC ACCESS AND TRADING

1. Trading System. Cumberland may provide Counterparty online access to the Trading System. Any access to and use of the Trading System will be subject to the terms of this Addendum.

2. Quoting and Trading Functionalities. Cumberland may make available to Counterparty one or more of the following quoting and trading functionalities through the Trading System (each, a “Functionality”):

(a)	Static Request for Quote Functionality: Pursuant to this functionality, Cumberland may, upon request, provide quotes to Counterparty for a specific transaction.

(b)	Request for Stream Functionality: Pursuant to this functionality, Cumberland may, upon request, stream quotes to Counterparty for a specified quantity of a specified cryptoasset.

(c)	Continual Stream Functionality: Pursuant to this functionality, Cumberland may stream quotes to Counterparty for various specified quantities of specified cryptoassets.

3. Use of Quoting and Trading Functionalities. If Cumberland makes a Functionality available to Counterparty, the procedures set forth below shall apply in lieu of the procedures set forth in Section 2.1 of Appendix I of the Agreement:

(a)	Static Request for Quote. The following procedures shall apply to the Static Request for Quote Functionality:

(i)	Counterparty may submit, through the Trading System, a request for a quote setting forth the price at which Cumberland is willing to purchase or sell a specified quantity of a specified cryptoasset which price may be requested in a fiat currency or another cryptoasset (each such request, an “RFQ”).

(ii)	Upon receipt of an RFQ, Cumberland may provide to Counterparty, through the Trading System, the price at which it is willing to purchase or sell (as the case may be) the specified quantity of such cryptoasset (each, a “Static Quote”).

(iii)	Upon receipt of a Static Quote, Counterparty may submit to Cumberland, through the Trading System, a request to purchase or sell the specified cryptoasset on the terms set forth in the Static Quote (a “Static Trade Request”); provided, however, that Cumberland may modify or withdraw the Static Quote at any time prior to processing a Static Trade Request from Counterparty.

(iv)	If the Static Quote has not been modified or withdrawn, Cumberland will accept such Static Trade Request through the Trading System and a binding transaction will be deemed to have been executed at the time of such acceptance on the terms set forth in such Static Quote.

(b)	Request for Stream. The following procedures shall apply to the Request for Stream Functionality:

(i)	Counterparty may submit, through the Trading System, a request to receive a stream of quotes setting forth the prices at which Cumberland is willing to purchase or sell a specified quantity of a specified cryptoasset which prices may be denominated in a fiat currency or another cryptoasset (each such request, an “RFS”).

(ii)	Upon receipt of an RFS, Cumberland may provide to Counterparty, through the Trading System, a stream of quotes, setting forth the prices at which it is willing to purchase or sell (as the case may be) a specified quantity of such cryptoasset (each, a “Streaming Quote”).

(iii)	Upon receipt of Streaming Quotes, Counterparty may submit to Cumberland, through the Trading System, a request to purchase or sell the specified cryptoasset on the terms set forth in a Streaming Quote (a “Streaming Trade Request”); provided, however, that Cumberland may modify or withdraw a Streaming Quote at any time prior to processing a Streaming Trade Request from Counterparty.

(iv)	If the Streaming Quote has not been modified or withdrawn, Cumberland will accept such Streaming Trade Request through the Trading System and a binding transaction will be deemed to have been executed at the time of such acceptance on the terms set forth in such Streaming Quote.

(c)	Continual Stream. The following procedures shall apply to the Continual Stream Functionality:

(i)	Cumberland may provide to Counterparty, through the Trading System, a continual stream of prices (which may be denominated in a fiat currency or another cryptoasset) at which it is willing to purchase or sell a specified quantity of a specified cryptoasset (each, a “CSF Quote”).

(ii)	Upon the receipt of CSF Quotes, Counterparty may submit to Cumberland, through the Trading System, a request to purchase or sell the specified cryptoasset on the terms set forth in one of the CSF Quotes (a “CSF Trade Request”); provided, however, that Cumberland may modify or withdraw a CSF Quote at any time prior to processing a CSF Trade Request from Counterparty.

(iii)	If the CSF Quote has not been modified or withdrawn, Cumberland will accept such CSF Trade Request through the Trading System and a binding transaction will be deemed to have been executed at the time of such acceptance on the terms set forth in such CSF Quote.

4. Executed Transactions. If Cumberland accepts a Static Trade Request, Streaming Trade Request or CSF Trade Request (collectively, “Trade Requests”) through the Trading System, the resulting transaction (each, a “Transaction”) will be deemed a Completed Trade.

5. License. Cumberland hereby grants Counterparty, for the term of this Addendum, a limited, non-exclusive, revocable, non-transferable and non-sublicenseable license to use (and allow its Authorized Users to use) the Trading System pursuant to the terms of this Addendum. Cumberland or its licensors retain all rights, title and interest in and to the Trading System, including all source code, object code, data, information, copyrights, trademarks, patents, inventions and trade secrets embodied therein, and all other rights not expressly granted to Counterparty hereunder. Nothing in this Addendum constitutes a waiver of any of Cumberland’s rights under the intellectual property laws of the United States or any other jurisdiction or under any other federal, state, or foreign laws.

6. Security and Access. Counterparty may access the Trading Services only through use of one or more passwords, security devices or other access methods as provided by Cumberland (collectively, “Access Methods”). Counterparty is solely responsible for ensuring that Counterparty’s Access Methods are known to and used by only those users that Counterparty authorizes (“Authorized Users”). Counterparty agrees to comply with any reasonable procedures established by Cumberland for the pre-approval and authorization of Authorized Users. Counterparty acknowledges that Cumberland, in its sole discretion, may deny access to the Trading Services to any user of Counterparty’s Access Methods. Counterparty will be (i) solely responsible for all acts or omissions of any person using the Trading Services through Counterparty’s Access Methods, (ii) solely responsible for any losses, damages or costs that Counterparty may incur as a result of errors made by, or the failure of, the software or equipment that Counterparty or any Authorized Users use to access the Trading Services, and (iii) without limitation of the foregoing or any other provision of this Addendum, bound by the terms of any and all Transactions executed and/or Trade Requests accepted through the Trading System using Counterparty’s Access Methods, in each case unless due to Cumberland’s willful misconduct. All transmissions generated by use of Counterparty’s Access Methods will be deemed to be authorized by Counterparty and made by an Authorized User whether or not Cumberland acknowledges receipt of such transmission and Cumberland shall be entitled to act in reliance on such deemed authorization, unless due to Cumberland’s willful misconduct. If any of Counterparty’s Access Methods have been modified, lost, stolen or compromised, Counterparty will promptly notify Cumberland. Upon receipt of this notice, such Access Methods will be cancelled or suspended as soon as is reasonably practicable, but Counterparty is responsible for any actions taken through the use of such Access Methods prior to such cancellation. Counterparty will immediately report any apparent malfunction or breach of security of which Counterparty becomes aware or experiences with the Trading Services. In the event of a dispute, Cumberland’s communications and transactions log of all Static Quotes, Streaming Quotes and CSF Quotes (each, a “Cumberland Quote”), Transactions and communications regarding Transactions by Counterparty or its Authorized Users or their Access Methods (the “Transactions Log”) will be conclusive evidence of the communications contained in them. Counterparty agrees not to contest the validity or enforceability of the Transactions Log in any legal proceedings between the Parties.

7. Use of the Trading System.

(a)	Cumberland may at any time, in its sole discretion, restrict the number of Authorized Users and impose restrictions, limits or parameters on RFQs, RFSs, CFSs and Trade Requests. Cumberland maintains filters to prevent Trade Requests that do not comply with financial, operational and risk control requirements. These pre-trade restrictions, limits and parameters may delay or prevent Trade Requests from being submitted, require Cumberland to not respond to and/or confirm Trade Requests, or result in delays in the execution of Transactions. Such restrictions, limits and parameters may be amended, increased, decreased, removed or added to by Cumberland in its sole discretion, upon notice to Counterparty, if practicable, and may include (without limitation): (i) controls over maximum Trade Request sizes; (ii) controls over Cumberland’s total exposure to Counterparty; (iii) controls over Trade Requests and/or Transactions that may indicate duplicative or clearly erroneous Trade Requests and/or Transactions; or (iv) any other restrictions, limits, parameters or controls that Cumberland may be required to implement in accordance with applicable regulations or its internal policies and procedures. Counterparty agrees to abide by such restrictions and to be responsible for any Trade Request and/or Transaction that violates such restrictions or exceeds such limits. Even if a Trade Request is within the restrictions, limits and parameters set by Cumberland, Cumberland has sole discretion to not respond to and/or confirm such Trade Request.

(b)	Cumberland has no responsibility for the transmission of Trade Requests that are inaccurate or not received by Cumberland, and Transactions may be executed on the terms actually received by Cumberland.

(c)	Counterparty may not make the Trading System available in any form to any person or entity without the prior written consent of Cumberland, except as permitted under this Addendum. Counterparty may not rent, sublicense, sell or lease, directly or indirectly, the Trading System or any portion thereof to any third party, and may not alter, modify, decompile, disassemble, or reverse engineer the Trading System. Any attempt to use, copy, or convey the Trading System in a manner contrary to the terms of this Addendum or in competition with Cumberland or in derogation of Cumberland’s proprietary rights, whether such rights are stated herein or determined by law or otherwise, will result in this Addendum being automatically terminated and Cumberland shall have all rights and remedies available to it under Applicable Law, including without limitation, the right to immediate injunctive relief. Counterparty hereby acknowledges that all other remedies are inadequate.

(d)	Counterparty acknowledges that Transactions will be executed at the price in the Cumberland Quote, which may be different from the price at which the cryptoasset is trading in other markets or with other counterparties when the Transaction is completed.

(e)	The Trading System may malfunction or become temporarily unavailable due to a computer malfunction or network congestion or some other reason. Cumberland does not guarantee that the Trading System will be available at all times, and it is not responsible for losses, damages or costs incurred or suffered by Counterparty as a result of the unavailability or malfunction of the Trading System.

(f)	Regardless of any other provision of this Addendum, Cumberland has the right to suspend or terminate (at any time, with or without cause or prior notice) all or any part of the Trading System, or Counterparty’s access thereto, for any reason, including but not limited to, changing the features or functionality of the Trading System, or changing the limits on the trading Counterparty may conduct through the Trading System, all without any liability to Counterparty. Counterparty understands it can have no expectation of any use or continued use of the Trading System.

8. Compliance with Applicable Law. Counterparty represents and warrants, which representation and warranty will be deemed repeated each time Counterparty uses the Trading System, that its use of the Trading System will comply with Applicable Law.

9. Data. With respect to any Cumberland Quote, market data or other data or information that Cumberland provides to Counterparty in connection with Counterparty’s use of the Trading System, Counterparty agrees that (i) Cumberland is not responsible or liable if any such Cumberland Quote, data or information is inaccurate or incomplete in any respect; (ii) Cumberland is not responsible or liable for any actions that Counterparty takes or does not take based on such Cumberland Quote, data or information; and (iii) Counterparty will use such Cumberland Quote, data or information solely for the purposes set forth in this Addendum and in compliance with Applicable Law.

10. Other Activities. Cumberland may engage in trading in the markets reflected through the Trading System for Cumberland’s proprietary accounts, which could affect the value or terms of Transactions and Cumberland may enter into transactions at prices different from the prices reflected to Counterparty through the Trading Services.

11. Monitoring. Cumberland reserves the right, in its sole discretion, to monitor all uses of the Trading System to ensure compliance with this Addendum and the policies and procedures of Cumberland and its affiliates in effect from time to time. Counterparty acknowledges and agrees that Cumberland and its affiliates have the right to monitor, record and investigate all uses of the Trading System by Counterparty.

12. Limitation of Liability; No Warranty.

(a)	CUMBERLAND EXPRESSLY DISCLAIMS LIABILITY FOR ANY DELAY IN EXECUTION OR THE FAILURE TO EXECUTE ANY TRANSACTION MADE THROUGH USE OF THE TRADING SYSTEM. CUMBERLAND FURTHER EXPRESSLY DISCLAIMS LIABILITY FOR COUNTERPARTY’S INABILITY TO ENTER, EXECUTE OR CANCEL ALL OR PART OF ANY TRANSACTION EFFECTED THROUGH USE OF THE TRADING SYSTEM. COUNTERPARTY ACKNOWLEDGES AND AGREES THAT CUMBERLAND IS NOT A GUARANTOR OF ANY INVESTMENT MADE HEREUNDER. IN NO EVENT WILL CUMBERLAND BE LIABLE TO COUNTERPARTY OR ANY OTHER PARTY FOR ANY LOSSES, LIABILITIES, DAMAGES, FEES OR EXPENSES OF COUNTERPARTY ARISING FROM THIS ADDENDUM, THE TRADING SYSTEM OR ANY QUOTES OR OTHER INFORMATION PROVIDED THROUGH THE TRADING SYSTEM, INCLUDING BUT NOT LIMITED TO DIRECT DAMAGES, LOST PROFITS, TRADING LOSSES, LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OF DATA, LOSS OF GOODWILL, LOSS OF OPPORTUNITY, LOSS OF INVESTMENTS OR EXPENDITURES OR ANY OTHER SUCH DAMAGES, ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, WHETHER IN TORT (INCLUDING NEGLIGENCE), CONTRACT, STRICT LIABILITY OR OTHERWISE, WHETHER OR NOT CUMBERLAND HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. COUNTERPARTY ACKNOWLEDGES THAT DETRIMENTAL FINANCIAL RESULTS MAY OCCUR THROUGH USE OF THE TRADING SYSTEM AND ACCEPTS ALL FINANCIAL CONSEQUENCES RESULTING FROM SUCH USE. THE SOLE AND EXCLUSIVE REMEDY OF COUNTERPARTY FOR ANY BREACH OF THIS ADDENDUM BY CUMBERLAND SHALL BE TERMINATION OF THIS ADDENDUM BY WRITTEN NOTICE TO CUMBERLAND (PROVIDED, HOWEVER, THAT THIS SECTION 12 SHALL SURVIVE ANY SUCH TERMINATION).

(b)	THE TRADING SYSTEM IS LICENSED ON AN “AS IS” AND “AS AVAILABLE” BASIS, WITHOUT WARRANTY OF ANY KIND, AND CUMBERLAND SPECIFICALLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES REGARDING THE TRADING SYSTEM, INCLUDING WITHOUT LIMITATION, (A) THE WARRANTIES THAT IT IS FREE OF DEFECTS, MERCHANTABLE, FIT FOR A PARTICULAR PURPOSE OR NON-INFRINGING, (B) THAT THE TRADING SYSTEM WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, AND (C) THAT ANY INFORMATION PROVIDED BY COUNTERPARTY WILL BE SECURE AND NOT LOST OR DAMAGED. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE TRADING SYSTEM IS BORNE BY COUNTERPARTY. THIS DISCLAIMER OF WARRANTY CONSTITUTES AN ESSENTIAL PART OF THIS ADDENDUM. NO USE OF THE TRADING SYSTEM IS AUTHORIZED HEREUNDER EXCEPT AS PERMITTED UNDER THIS ADDENDUM.

APPENDIX II
SETTLEMENT TERMS

The Parties shall settle each Completed Trade in accordance with the following settlement terms:

(a) By no later than the Counterparty Delivery Time (i) if Counterparty is purchasing the Counterparty Purchased Cryptoassets from Cumberland, then Counterparty shall transfer, or cause to be transferred, the Counterparty Purchase Price to Cumberland by transfer of immediately available funds from the Counterparty Bank Account to the account designated by Cumberland or cryptoassets on the applicable Cryptoasset Network from the applicable Counterparty Wallet to the applicable Cumberland Wallet or (ii) if Cumberland is purchasing the Cumberland Purchased Cryptoassets from Counterparty, then Counterparty shall deliver, or cause to be delivered, the Cumberland Purchased Cryptoassets to Cumberland by transfer of immediately available cryptoassets on the applicable Cryptoasset Network from the applicable Counterparty Wallet to the applicable Cumberland Wallet. Counterparty agrees and acknowledges that with respect to any and all wire transfers from Counterparty or on behalf of Counterparty to Cumberland, the name on the originating account must match exactly the Counterparty name as provided by Counterparty to Cumberland and if it does not, Cumberland reserves the right to reject the wire transfer.

(b) As promptly as is reasonably practicable following receipt of the Counterparty Purchase Price or receipt of the Cumberland Purchased Cryptoassets by Cumberland, (i) if Counterparty is purchasing the Counterparty Purchased Cryptoassets from Cumberland, then Cumberland shall deliver, or cause to be delivered, the Counterparty Purchased Cryptoassets to Counterparty by transfer of cryptoassets on the applicable Cryptoasset Network to the applicable Counterparty Wallet or (ii) if Cumberland is purchasing the Cumberland Purchased Cryptoassets from Counterparty, then Cumberland shall transfer or cause to be transferred, the Cumberland Purchase Price to Counterparty by transfer of immediately available funds to the Counterparty Bank Account or cryptoassets on the applicable Cryptoasset Network to the applicable Counterparty Wallet.

(c) To the extent that the Parties have payment and delivery obligations with respect to multiple Completed Trades in the same cryptoasset, upon request by Counterparty, Cumberland may, in its sole discretion, net such Completed Trades executed during a Net Settlement Period against each other as follows: (i) any Cumberland Purchased Cryptoassets that Counterparty is required to deliver will be netted against any Counterparty Purchased Cryptoassets that Cumberland is required to deliver; (ii) any Counterparty Purchase Price that Counterparty is required to pay will be netted against any Cumberland Purchase Price that Cumberland is required to pay; and (iii) a net number of units of the relevant cryptoasset will be delivered by one Party against a net purchase price to be paid by the other Party. At the completion of the Net Settlement Period, Cumberland shall provide Counterparty with a summary (the “Net Settlement Summary”) of the Completed Trades executed during the Net Settlement Period, which shall set forth the net number of units of the relevant cryptoasset to be delivered by one Party and the net purchase price to be paid by the other Party.

(d) Each Party hereby agrees that should it receive any cryptoassets in error from the other Party – for example, receipt of more cryptoassets than were due or receipt of cryptoassets intended for a third party – such Party shall return such cryptoassets to the other Party’s cryptoasset wallet (either the Counterparty Wallet or the Cumberland Wallet, as applicable) as soon as is reasonably practicable, and in no event more than twenty-four hours after receipt.

(e) In addition to the capitalized terms defined elsewhere in the Agreement, capitalized terms in this Appendix II shall have the following meanings:

“Counterparty Bank” shall mean the bank identified by Counterparty as part of Cumberland’s onboarding procedures, or such other bank as the Parties may mutually agree.

“Counterparty Bank Account” shall mean the bank account in Counterparty’s name at the Counterparty Bank identified by Counterparty as part of Cumberland’s onboarding procedures, or such other bank account as the Parties may mutually agree.

“Counterparty Delivery Time” shall mean: (i) if the Completed Trade is a spot trade, is not subject to net settlement pursuant to clause (c) above, and Counterparty is delivering cryptoassets, then twenty four (24) hours after the Time of Acceptance; (ii) if the Completed Trade is a spot trade, is not subject to net settlement pursuant to clause (c) above, Counterparty is delivering fiat currency, and the Time of Acceptance occurs before 2:00 p.m. Local Time on a Local Business Day, then 5:00 p.m. Local Time on the same day; (iii) if the Completed Trade is a spot trade, is not subject to net settlement pursuant to clause (c) above, Counterparty is delivering fiat currency, and the Time of Acceptance occurs at or after 2:00 p.m. Local Time on a Local Business Day or on a day that is not a Local Business Day, then 2:00 p.m. Local Time on the following Local Business Day; (iv) if the Completed Trade is a forward trade, is not subject to net settlement pursuant to clause (c) above, then 2:00 p.m. Central Time on the day specified in the applicable Cumberland Quote, or at such other time mutually agreed upon by the Parties; and (v) for all Completed Trades executed during a Net Settlement Period, as promptly as is reasonably practicable following the delivery of the Net Settlement Summary to Counterparty, but in no event later than twelve (12) hours after such delivery (or such later time as Cumberland may agree to in writing in its sole discretion).

“Cryptoasset Network” shall mean the peer-to-peer computer network that governs the transfer of the applicable cryptoassets.

“Local Business Day” shall mean a day other than Saturday or Sunday on which the Counterparty Bank is open for business.

“Local Time” shall mean the time in the city where the Counterparty Bank is located, as specified in the information previously delivered by Counterparty to Cumberland.

“Net Settlement Period” shall mean the period of time, as agreed upon by the Parties, during which Completed Trades that are executed between the Parties, shall be settled on a net basis in accordance with clause (c) above.

“Settlement Date” shall mean, with respect to a Completed Trade, the date upon which the transaction settles, which will be the same day that Cumberland delivers to Counterparty the Counterparty Purchased Cryptoassets or the Cumberland Purchase Price, as applicable, pursuant to clause (b) above.

APPENDIX III
SUPPLEMENTAL TERMS

None

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

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The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guide- signing-system-requirements.

Acknowledging your access and consent to receive and sign documents electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

By selecting the check-box next to ‘I agree to use electronic records and signatures’, you confirm that:

●	You can access and read this Electronic Record and Signature Disclosure; and

●	You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and

●	Until or unless you notify HASHDEX TECHNOLOGY LTDA. as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by HASHDEX TECHNOLOGY LTDA. during the course of your relationship with HASHDEX TECHNOLOGY LTDA..